UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2005 (December 9, 2005)

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202-4921
(Address of principal executive offices, including zip code)

(303) 565-4604
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On December 14, 2005, Teton Energy Corporation (“we” or the “Company”) issued a press release announcing that our Board of Directors had authorized a preliminary $12 million capital expenditure budget for fiscal year 2006.

Our 2006 capital budget will cover the Company’s two Rocky Mountain projects: a 25% working interest in 6,300 acres in the Piceance Basin and 100% working interest in approximately 192,000 acres in the Eastern Denver-Julesburg Basin. The Piceance Gas Resources LLC partnership (which is comprised of the following companies that own the following percentages: Teton Energy- 25%, Delta Petroleum- 25%, and Orion Energy Partners- 50%) plans to drill approximately 20 wells in 2006 and complete a road which will provide year round drilling on the top of the plateau. In the Eastern Denver-Julesburg Basin acreage, we currently plan to drill a minimum of five wells beginning in the first quarter of 2006.

Item 8.01 Other Events

On December 14, 2005, Teton Energy Corporation (“we” or the “Company”) issued a press release announcing that our Board of Directors had authorized a preliminary $12 million capital expenditure budget for fiscal year 2006.

Our 2006 capital budget will cover the Company’s two Rocky Mountain projects: a 25% working interest in 6,300 acres in the Piceance Basin and 100% working interest in approximately 192,000 acres in the Eastern Denver-Julesburg Basin. The Piceance Gas Resources LLC partnership (which is comprised of the following companies that own the following percentages: Teton Energy- 25%, Delta Petroleum- 25%, and Orion Energy Partners- 50%) plans to drill approximately 20 wells in 2006 and complete a road which will provide year round drilling on the top of the plateau. In the Eastern Denver-Julesburg Basin acreage, we currently plan to drill a minimum of five wells beginning in the first quarter of 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: December 14, 2005	TETON ENERGY CORPORATION

	By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated December 14, 2005.